UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2015 (October 19, 2015)

Realty Finance Trust, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND

(STATE OF INCORPORATION)

000-55188	46-1406086
(COMMISSION FILE NUMBER)	(IRS EMPLOYER ID. NUMBER)

405 Park Avenue, 14th Floor
New York, New York	10022
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(212) 454-6260

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 23, 2015, Realty Finance Trust, Inc. (the “Company”) announced that two of its consolidated subsidiaries, RFT 2015-FL1 Issuer, Ltd. (the “Issuer”) and RFT 2015-FL1 Co-Issuer, LLC (the “Co-Issuer” and together with the Issuer, the “Issuers”), issued notes with an aggregate principal amount of $350.2 million (the “Notes”), evidencing a commercial real estate mortgage securitization, and sold such Notes in a private placement.  A consolidated subsidiary of the Company purchased $56.0 million of the Notes. Simultaneously with the issuance of the Notes, the Issuer issued and sold preferred shares (the “Preferred Shares”) with an aggregate liquidation preference and notional amount equal to $78.1 million to a consolidated subsidiary of the Company.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of October 19, 2015 (the “Closing Date”), by and among the Issuers, Realty Finance Operating Partnership, L.P. (the “Advancing Agent”) and U.S. Bank, National Association (the “Trustee” and the “Note Administrator”).

The information contained in Item 2.03 of this Form 8-K regarding the terms of the Indenture and the Notes is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Notes were placed by J.P. Morgan Capital, LLC and Barclays Capital, Inc., as placement agents. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The net proceeds of the sale of the Notes will be used primarily to repay borrowings under the Company’s current credit facilities, pay transaction expenses and fund future loans and investments.

The aggregate principal amounts of the following three classes of Notes (each, a “Class”) were issued pursuant to the terms of the Indenture: (i) $231.3 million aggregate principal amount of Class A Senior Secured Floating Rate Notes (the “Class A Notes”); (ii) $42.8 million aggregate principal amount of Class B Second Priority Secured Floating Rate Notes (the “Class B Notes”); and (iii) $76.0 million aggregate principal amount of Class C Third Priority Secured Floating Rate Notes (the “Class C Notes”). Simultaneously with the issuance of the Notes, the Issuer issued and sold the Preferred Shares to a consolidated subsidiary of the Company.

As of the Closing Date, the Notes are secured by a portfolio (the “Portfolio”) with a principal balance of $428.4 million, consisting of four first-lien mortgage loans and 24 pari passu participation interests in first-lien mortgage loans secured predominately by multifamily and commercial properties across the United States.  Through its ownership of the equity of the Issuer, the Company intends to own the Portfolio until its maturity and will account for the issuance of the Notes on its balance sheet as a financing.

The Portfolio was purchased by the Issuer on the Closing Date from a consolidated subsidiary of the Company, and the seller made certain representations and warranties to the Issuer with respect to the loan obligations it sold. If any such representations or warranties are materially inaccurate, the Issuer may compel the seller to repurchase the affected loan obligations from it for an amount not exceeding par plus accrued interest and certain additional charges, if then applicable.

The Issuer, the Advancing Agent, the Note Administrator and the Trustee entered into a servicing agreement (the “Servicing Agreement”) with Situs Asset Management LLC (the “Servicer”) and Situs Holdings, LLC (the “Special Servicer”), pursuant to which the Servicer has agreed to act as the servicer for the loan obligations and the Special Servicer has agreed to act as special servicer for the loan obligations.

In connection with its duties under the Servicing Agreement, the Servicer will be entitled to a monthly servicing fee equal to 0.08% per annum of the outstanding principal balance of each loan obligation. The Servicer will also be entitled to retain all late payment charges and similar fees (to the extent not payable to the Special Servicer) and all income and gain realized from the investment of funds deposited in the accounts maintained by the Servicer, subject to the terms of the Servicing Agreement.

In connection with its duties under the Servicing Agreement, the Special Servicer will be entitled to a monthly special servicing fee equal to 0.25% per annum of the outstanding principal balance of each specially serviced loan obligation and additional special servicing compensation in the form of (i) a workout fee with respect to each corrected loan obligation equal to 1% of each collection of interest and principal for so long as it remains a corrected loan obligation and (ii) a liquidation fee equal to 1% of any liquidation proceeds or full or discounted payoff of a specially serviced loan obligation; provided that the Special Servicer will be entitled to receive only a liquidation fee or a workout fee, but not both, with respect to any loan obligation. The Special Servicer will also be entitled to reimbursement of expenses, as permitted under the Servicing Agreement.

The Notes represent (a) limited recourse obligations of the Issuer, payable solely from the cash flow generated by the Portfolio and any other assets that the Company may pledge to the Portfolio, including the proceeds of any sale or refinancing in respect of the assets of the Portfolio, and (b) non-recourse obligations of the Co-Issuer. To the extent that cash flow from the Portfolio and other pledged assets is insufficient to make payments in respect of the Notes, none of the shareholders, members, officers, directors, managers or incorporators of the Issuer, the Co-Issuer, the Note Administrator, the Trustee, the Servicer, the Special Servicer, any of their respective affiliates or any other person or entity will have any obligation to pay any further amounts in respect of the Notes.

The Notes have initial interest rates as follows: 1.75% plus one-month LIBOR for Class A Notes, 3.88% plus one-month LIBOR for Class B Notes and 5.25% plus one-month LIBOR for Class C Notes. Interest payments on the Notes are payable monthly, beginning on November 16, 2015, to and including August 15, 2030, the stated maturity date of the Notes. On and after May 15, 2020, the interest rate of the Class A Notes will increase to 2.25% plus one-month LIBOR. On and after June 15, 2020, the interest rate of the Class B Notes will increase to 5.38% plus one-month LIBOR. On and after July 15, 2020, the interest rate of the Class C Notes will increase to 6.75% plus one-month LIBOR. The Advancing Agent may be required to advance interest payments due on the Notes subject to the conditions set forth in the Indenture.

Each Class of Notes will mature at par on August 15, 2030, unless redeemed or repaid prior thereto. Principal payments on each Class of Notes will be paid at the stated maturity in accordance with the priority of payments set forth in the Indenture. It is anticipated, however, that the Notes will be paid in advance of the stated maturity date in accordance with the priority of payments set forth in the Indenture. The weighted average life of the Notes is currently expected to be between 2.23 years and 2.72 years. The calculation of the weighted average lives of the Notes assumes certain collateral characteristics including that there are no prepayments, defaults, extensions or delinquencies. There is no assurance that such assumptions will be met.

Subject to certain conditions described in the Indenture, on September 15, 2017, and on any interest payment date thereafter, the Issuers may redeem the Notes and the Issuer may redeem the Preferred Shares at the direction of the holders of a majority of the Preferred Shares.

The Notes and the Preferred Shares are subject to a clean-up call redemption, in whole but not in part, at the direction the holders of a majority of the Preferred Shares, on any interest payment date on which the aggregate outstanding principal amount of the Notes has been reduced to 10% of the aggregate principal amount of the Notes outstanding on the issuance date.

The Notes are also subject to a mandatory redemption on any interest payment date on which certain tests set forth in the Indenture are not satisfied.

If certain events occur that would make the Issuer subject to paying U.S. income taxes or would make certain payments to or from the Issuer subject to withholding tax, then the holders of a majority of the Preferred Shares may require that the Issuer redeem all of the Notes.

Subject to certain conditions described in the Indenture, on September 15, 2025, and prior to each quarterly interest payment date thereafter, the Special Servicer will conduct an auction of the assets in the Portfolio. In connection therewith, if the auction results in a “successful auction,” as defined in the Indenture, the Issuers will redeem the Notes and Preferred Shares.

In addition to standard events of default, the Indenture also contains the following events of default: (1) the requirement of the Issuer, Co-Issuer or pool of assets securing the Notes to register as an investment company under the Investment Company Act of 1940, as amended, and (2) the loss of the Issuer’s status as a qualified REIT subsidiary or other disregarded entity of the Company.

The description of the Indenture above is a summary and is qualified in its entirety by the terms of the Indenture, which is attached hereto as Exhibit 10.1.

Item 7.01	Regulation FD Disclosure.

On October 23, 2015, the Company issued a press release announcing the closing of the commercial real estate mortgage securitization disclosed in Items 1.01 and 2.03 of this Form 8-K, a copy of which is furnished as Exhibit 99.1 hereto. Such press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit
10.1	Indenture, dated October 19, 2015, by and among RFT 2015-FL1 Issuer Ltd., as issuer, RFT 2015-FL1 Co-Issuer LLC, as co-issuer, Realty Finance Operating Partnership L.P., as advancing agent, and U.S. Bank National Association, as trustee, note administrator, paying agent, calculation agent, transfer agent, custodian, securities intermediary, backup advancing agent and notes registrar.
99.1	Press release, dated October 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REALTY FINANCE TRUST, INC.

By:	/s/ Donald R. Ramon
Name:	Donald R. Ramon
Title:	Chief Financial Officer, Treasurer and Secretary

Date: October 23, 2015